EXHIBIT 99.1

Sharps Compliance Corp. Announces Appointment of Scott T. Freeman as Vice President of Operations

Al Aladwani Appointed to New Role of Vice President of Quality Control / Assurance

HOUSTON, Oct. 5, 2009 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading provider of cost-effective disposal solutions for medical and pharmaceutical waste generated outside the hospital setting, today announced the appointments of Scott T. Freeman to the position of Vice President of Operations and Al Aladwani to the new role of Vice President of Quality Control / Assurance.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps, commented, "I am pleased to welcome Scott to the Sharps Compliance team. Scott's extensive operations and entrepreneurial experience addressing the needs of rapidly growing companies should prove extremely valuable to us as we continue to expand and develop the market for our unique medical and pharmaceutical waste solutions for customers outside of traditional hospital and large healthcare operations settings. We look forward to his contributions to our growth."

Dr. Kunik continued, "Al has done a tremendous job building up our operational infrastructure and putting in place the procedures and processes to improve efficiency, ensure our regulatory compliance and enable our expansion. With our strategic shift to focus on developing customized services and solutions for our customers, we feel it is imperative that we maintain the quality and integrity of our offerings and therefore have appointed Al to the new position of Vice President of Quality Control / Assurance." Mr. Aladwani joined Sharps Compliance in March 2008 as Sr. Vice President of Operations. Previous to Sharps, Mr. Aladwani developed extensive experience in addressing Food and Drug Administration (FDA) regulatory requirements and achieving ISO qualification standards in the medical device industry

Mr. Freeman has nearly 25 years of leadership experience with extensive expertise in developing business and operational functions and enhancing overall efficiencies in rapidly expanding businesses. He joined Sharps effective October 1 from OxySure Systems Inc., developer and manufacturer of medical devices, where he served as Vice President of Operations and developed its operations infrastructure. Prior to OxySure, he served in various operational and management roles with Presco Products, Lone Star Plastics, Sonopress, Inc., and Mobil Oil Corporation. Mr. Freeman, a licensed Professional Engineer, earned his Bachelor of Science in Petroleum Engineering at the University of Texas.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for medical and pharmaceutical waste generated outside the hospital setting. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps").

The Sharps(R)MWMS, a Medical Waste Management System, is a comprehensive medical waste solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste outside of the hospital setting. The System, which is designed for rapid deployment, features the Sharps Disposal by Mail System(R) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps(R)MWMS is designed to be an integral part of governmental and commercial emergency preparedness programs.

The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps as well as unused pharmaceuticals in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com

CONTACT:  Sharps Compliance, Inc.
          David P. Tusa, Executive Vice President, Chief Financial &
           Business Development
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations:
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com